EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
November 7, 2005	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS THIRD QUARTER RESULTS FOR 2005

LICENSE FEES AND SERVICES BOOKINGS UP 93% IN Q3 AS COMPARED WITH Q2

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions and services to the wireless, wireline and IP carrier market, today reported results for its third quarter and nine-month periods ended September 30, 2005.

Third Quarter Results

Third quarter revenue increased 68% to $9.6 million from $5.7 million in the same quarter last year.  This increase reflected the contribution from the fourth quarter 2004 acquisitions of Telecom Software Enterprises, LLC (TSE) and Tertio Telecoms Limited (Tertio).  License fees and services revenue in the third quarter of 2005 was $4.8 million, up significantly over $800,000 in the same quarter last year.  Customer support revenue was $4.8 million in the third quarter, as compared with $4.9 million in the third quarter a year ago.  The 2004 third quarter customer support revenue figure, however, included $1.1 million of revenue recognized from a previously deferred customer maintenance contract.  Revenue mix in the third quarter of 2005 included $4.0 million in Numbering Solutions, $4.7 million in Service Activation, and $900,000 in Mediation.

Total costs of revenue and operating expenses in the third quarter increased to $9.9 million from $5.3 million in the third quarter of 2004.  This increase was primarily due to additional costs from Tertio’s operations and related integration activities.  In addition, the Company incurred approximately $477,000 in severance costs in the third quarter related to previously announced headcount reductions. Sequentially, total costs of revenue and operating expenses declined for the second consecutive quarter as the Company continued to benefit from eliminating duplicate roles while integrating its Tertio acquisition as well as savings from expanding its offshore development activities.

The Company had an operating loss of $338,000 in the third quarter compared with operating income of $445,000 in the third quarter last year.  The $338,000 operating loss included non-cash amortization and depreciation charges of $1.7 million.  Net loss for the third quarter was $926,000, or $0.05 per basic and diluted share, versus net income of $517,000, or $0.03 per basic and diluted share, in the same quarter a year ago.

Third quarter new order bookings increased sequentially to $8.6 million from $7.1 million in the second quarter.  The Company booked $5.8 million in license fees and services, up 93% from $3.0 million in license fees and services bookings in the second quarter.  Total new order bookings included $2.8 million in customer support.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue in the next twelve months.  Backlog at September 30, 2005, was $13.8 million versus a second quarter backlog of $14.5 million. The September 30 backlog consisted of $4.6 million in license fees and services, up 39% from $3.3 million in the second quarter, and $9.2 million in customer support.  As expected, customer support backlog declined sequentially from the second quarter, reflecting the seasonality of customer support renewals.  Historically, the large customer support renewals occur in the fourth and first quarters.  Evolving Systems closed the third quarter with cash and cash equivalents of $3.4 million, down from $4.6 million at June 30.  The decline in cash was primarily attributable to the seasonality of customer support receipts and employee severance cash payments of approximately $580,000.

Nine-Month Results

Driven by the acquisitions of Tertio and TSE, revenue increased 74% to $29.3 million for the nine-month period ended September 30, 2005, as compared with revenue of $16.8 million for the same period last year.  License fees and services revenue for the respective periods increased to $14.6 million from $6.4 million while customer support revenue grew to $14.7 million from $10.4 million.  Revenue mix included $11.7 million in Numbering Solutions, $13.8 million in Service Activation, and $3.8 million in Mediation.

Total costs of revenue and operating expenses for the nine-month period ended September 30, 2005, increased to $31.9 million from $16.4 million in the same period last year.  This increase was primarily attributable to the added costs from the Tertio acquisition and integration.

The Company reported an operating loss of $2.5 million for the nine-month period ended September 30, 2005.  That figure includes nearly $5.3 million in non-cash amortization and depreciation expenses.  Net loss for the nine-month period was $3.8 million, or $0.20 per basic and diluted share, versus net income of $593,000, or $0.04 per basic and $0.03 per diluted share, in the same period last year.

CEO comments

“At this point in the year, we feel our late 2004 acquisitions of Tertio and TSE are showing positive results and we are at a stage where we now expect to start seeing the value of our combined operations,” said Stephen Gartside, president and CEO.

“Evolving Systems won two new key accounts in the third quarter – one in the U.S. in partnership with Alcatel and one in Asia in partnership with Siemens,” Gartside said.  “In addition, we booked the first sale of our new Tertio™ Content Connector solution with one of our European customers – an important milestone for a product that helps operators integrate content and service delivery platforms on which next-generation IP-based services can be launched.  As a result, bookings and backlog for license fees and services increased during the period – good leading indicators for future revenue growth.

“We are carrying strong sales momentum for Activation and Numbering Solutions into the fourth quarter as evidenced by two fourth quarter contract wins,” Gartside added.  “Most recently we announced that a major U.S. Tier One carrier – a long time Evolving Systems customer – expanded its relationship by implementing our OrderPath® product.  As a result, our Numbering Solutions are now deployed at three of the nation’s top four Incumbent Local Exchange Carriers.  Just prior to that announcement, we reported that Onetel, one of the UK’s largest integrated communications carriers, plans to deploy several of our products in their next generation back office.  This contract, which includes Activation and Numbering Solutions, represents one of the synergies of our 2004 Tertio acquisition in that Onetel’s solution will combine products from both our U.S. and U.K. organizations.”

Gartside noted that the Company continues to pursue opportunities to restructure its Tertio acquisition debt.  This restructuring, which the Company believes is imminent, is expected to provide solid improvement in working capital and future cash flows.

Outlook

Evolving Systems expects to end the year with approximately $40 million in revenue.  The Company continues to expect positive net income in 2005 after adjusting for non-cash amortization expense.  In addition, the Company expects its results from operations to improve in 2006.  Management will provide more details on 2006 guidance in the 2005 year-end conference call planned for late in the first quarter of 2006.

Conference Call

Evolving Systems will conduct its conference call on November 7 at 2:15 p.m. MT.

•Call 1-866-510-0704 for domestic toll free.

•Call 617-597-5362 for international.

•Conference passcode is 43116904.

•Telephone replay through November 21 at 888-286-8010 or 617-801-6888, passcode 47369528.

•Webcast, go to www.evolving.com.  Replay available through November 21, 2005.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in 38 countries worldwide. Its portfolio includes market-leading products for Activation, Mediation and Numbering Solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the impact of the Company’s acquisitions, growth and future profitability, cash and cash flow, future business, revenue and expense projections, the integration of acquisitions, and the Company’s ability to restructure its debt are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.

For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on March 31, 2005 as well as subsequently filed Form 10-Q, and 8-K reports.

CONTACTS:

Investor Relations	Public Relations (Americas)	Public Relations (EMEA & Asia Pacific)
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Dan La Russo Ogilvy Public Relations Worldwide +1 303.634.2632 dan.larusso@ogilvypr.com	Emi Papalamprou Ogilvy Public Relations Worldwide +44 20 7309 1280 emi.papalamprou@uk.ogilvypr.com

Consolidated Statements of Operations

(In thousands, except per share data)

(UNAUDITED)

	THREE MONTHS ENDED September 30,		NINE MONTHS ENDED September 30,
	2005	2004	2005	2004

Revenue:
License fees and services	$4,821	$810	$14,643	$6,412
Customer support	4,749	4,929	14,691	10,354
Total revenue	9,570	5,739	29,334	16,766
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	2,285	808	7,654	3,003
Costs of customer support excluding depreciation and amortization	1,578	1,807	5,244	5,286
Sales and marketing	2,427	942	7,242	2,779
General and administrative	1,445	1,100	5,426	2,969
Product development	452	152	1,058	884
Depreciation	363	272	1,123	811
Amortization	1,354	213	4,170	645
Restructuring	4	—	(47)	—
Total costs of revenue and operating expenses	9,908	5,294	31,870	16,377
Loss from operations	(338)	445	(2,536)	389
Other income (expense), net	(471)	92	(1,403)	216
Income (loss) before income taxes	(809)	537	(3,939)	605
Income taxes	117	20	(177)	12
Net income (loss)	$(926)	$517	$(3,762)	$593
Basic income (loss) per common share	$(0.05)	$0.03	$(0.20)	$0.04
Diluted income (loss) per common share	$(0.05)	$0.03	$(0.20)	$0.03
Weighted average basic shares outstanding	18,665	15,890	18,634	15,860
Weighted average diluted shares outstanding	18,665	16,906	18,634	17,378

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$3,423	$11,386
Current portion of restricted cash	100	100
Contract receivables, net	4,989	11,296
Unbilled work-in-progress	1,489	1,323
Prepaid and other current assets	1,700	1,832
Total current assets	11,701	25,937
Property and equipment, net	2,015	2,563
Intangible assets, net	14,649	19,993
Goodwill	35,060	37,698
Restricted cash	300	300
Total assets	$63,725	$86,491
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and long-term obligations	$4,455	$4,911
Accounts payable and accrued liabilities	5,796	8,357
Payable to Tertio sellers	—	2,664
Deferred foreign income taxes	98	265
Unearned revenue	7,822	13,083
Total current liabilities	18,171	29,280
Long-term liabilities:
Long-term obligations	80	125
Notes payable	8,697	11,849
Deferred foreign income taxes	3,346	4,642
Total liabilities	30,294	45,896
Preferred stock	11,281	11,281
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	67,859	67,765
Other comprehensive (loss) income	(1,502)	1,994
Accumulated deficit	(44,223)	(40,461)
Total stockholders’ equity	22,150	29,314
Total liabilities and stockholders’ equity	$63,725	$86,491